[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES



- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS STRONG RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2004

SALES AND EARNINGS FOR THE FOURTH QUARTER AND FOR THE FISCAL YEAR AT RECORD
LEVELS


Plymouth, MI / Hamburg, Germany, November 10, 2004 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth quarter and fiscal year, which ended September 30, 2004.


FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

                     Three months ended               Twelve months ended
                    9/30/04   9/30/03  % Change    9/30/04    9/30/03 % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 93,554  $ 74,062   +  26 %   $322,628  $257,746  +  25 %
Net income          $ 14,194  $  4,856   + 192 %   $ 32,430  $ 15,305  + 112 %
                    --------  --------             --------  --------
Earnings per share
  "Diluted" basis   $   0.92  $   0.39             $   2.31  $   1.29


*The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.4 million and 12.3 million for the fiscal quarters ending September 30, 2004 and 2003, and 14.0 million and 11.9 million for each of the 12 month periods, respectively.

Dr. Peter Wirth, Chairman of the Board and CEO, commented, "We are proud to report again an outstanding fourth quarter and record highs in sales and net income for the fiscal year 2004. Nearly all of our growth was organic, as our new acquisitions, PRC and Lee Laser, are only included with their September numbers. Our strong performance in North America and Asia and a strong demand for lasers for various marking and micro applications were the primary drivers of these excellent results."







FINANCIAL REVIEW

- Fourth Quarter -

In the fourth quarter ended September 30, 2004, sales were at a record high of $93.6 million, an increase of 26% over the comparable period in 2003. Gross profit totaled $42.0 million, or 45% of net sales, compared to $27.0 million, or 37% of sales, in 2003. Net income amounted to $14.2 million, or 15% of net sales, versus $4.9 million, or 7% of net sales, in the comparable quarter in 2003. Diluted earnings per share equaled $0.92 based on 15.4 million weighted average common shares outstanding.

The weakening of the US-Dollar against the Euro had the effect of increasing net sales by $5.5 million in the fourth quarter.

Net sales of laser products for macro applications were up slightly by 1% to $42.3 million, from $41.7 million in the fourth quarter of fiscal 2003. Net sales of laser products for marking and micro applications were up 58% to $51.3 million, versus $32.4 million in the fourth quarter of fiscal 2003.

In comparison to the fourth quarter of fiscal 2003, European/Asian sales increased by 19%, while North American sales increased by 55%.

R&D net expenses in the fourth quarter 2003 totaled $4.6 million, compared to $4.9 million in the fourth quarter of fiscal 2003, representing 5% and 7% of net sales respectively. Governmental R&D grants accounted for $0.5 million and $0.2 million for the comparable quarters.


- Twelve Months -

For the twelve months ended September 30, 2004, net sales totaled $322.6 million, which is 25% above the fiscal 2003 level. Gross profit for the period amounted to $132.2 million (41% of net sales), up $35.9 million from $96.3 million (37% of net sales) in fiscal 2003. Net income in fiscal 2004 increased by 112% to $32.4 million and resulted in diluted earnings per share of $2.31 based on 14.0 million weighted average common shares outstanding.

The weakening of the US-Dollar against the Euro had the effect of increasing net sales by $26.3 million in fiscal 2004.

Net sales of macro laser products increased by 16% to $158.8 million, while net sales of lasers for marking and micro applications increased by 35% to $163.8 million.

On a geographical basis, Rofin's net sales in North America in fiscal 2004 increased by 33% and totaled $70.7 million, compared to $53.2 million in fiscal 2003. In Europe/Asia, net sales increased by 23% to $251.9 million, from $204.5 million in the year ago period.


Order entry for the fourth quarter amounted to $89.6 million and includes the backlog of PRC and Lee Laser, resulting in a backlog of $72.8 million as of September 30, 2004.








OUTLOOK

"Fiscal year 2004 was characterized by a strong electronics and semiconductor business and a recovery of the North American market. Our increased Asian activities are also greatly contributing to the group's success. Although we did see some softening of demand in the semiconductor sector, we do not consider it an indication of a larger downward trend. Based on our large product portfolio and our diversified customer base we are very well prepared for the future. The recent acquisitions of PRC and Lee Laser will also further strengthen our market position."

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 20,000 laser units installed worldwide and serves more than 2,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.


A conference call is scheduled for 11:00 AM EST, today, Thursday, Wednesday 10, 2003. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Yuhau Lin at 212-889-4350 or Mark Walter at +44(0) 207 936 0400)































(Tables to follow)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

in thousands, except per share data)

                                    Three Months            Twelve Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                9/30/04      9/30/03    9/30/04      9/30/03
                               ----------  ----------  ----------  ----------
Cutting/Welding                $  42,242   $  41,728   $ 158,820   $ 136,715
Marking/Micro                     51,312      32,334     163,808     121,031
                               ----------  ----------  ----------  ----------
Net sales                         93,554      74,062     322,628     257,746
Cost of goods sold                51,587      47,031     190,473     161,465
                               ----------  ----------  ----------  ----------
    Gross profit                  41,967      27,031     132,155      96,281
Selling, general, and
    administrative expenses       15,737      14,681      58,336      51,282
Intangibles amortization             929         469       2,389       1,654
Research and development
    expenses                       4,564       4,896      20,473      18,060
                               ----------  ----------  ----------  ----------
    Income from operations        20,737       6,985      50,957      25,285
Other expense (income)           (   491)    (   224)        172     (   151)
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       21,228       7,209      50,785      25,436
Income tax expense                 7,155       2,311      17,647       9,422
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  14,073       4,898      33,138      16,014
Minority interest                (   121)         42         708         709
                               ----------  ----------  ----------  ----------
    Net income                  $ 14,194    $  4,856    $ 32,430    $ 15,305
                               ==========  ==========  ==========  ==========
Net income per common share
  "basic" basis                 $   0.95    $   0.41    $   2.41    $   1.31
  "diluted" basis               $   0.92    $   0.39    $   2.31    $   1.29



*The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 14.9 million and 11.9 million for the fiscal quarters ending September 30, 2004 and 2003, and 13.5 million and 11.6 million for each of the 12 month periods, respectively.


**The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.4 million and 12.3 million for the fiscal quarters ending September 30, 2004 and 2003, and 14.0 million and 11.9 million for each of the 12 month periods, respectively.






ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)
                                                       At            At
                                                     6/30/04       9/30/03
                                                   -----------   -----------
ASSETS
  Cash and cash equivalents                         $ 100,266      $  44,487
  Trade accounts receivable, net                       80,314         64,548
  Inventories net                                     106,420         86,738
  Other current assets                                 10,633          8,736
                                                   -----------     ----------
    Total current assets                              297,633        204,509

  Net property and equipment                           34,128         27,692
  Other non-current assets                             82,045         59,285
                                                   -----------     ----------
    Total non-current assets                          116,173         86,977
                                                   -----------     ----------
    Total assets                                    $ 413,806      $ 291,486
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  49,819      $  35,781
  Accounts payable, trade                              17,306         12,476
  Other current liabilities                            66,969         57,493
                                                   -----------     ----------
    Total current liabilities                         134,094        105,750

  Long-term debt                                        4,983         33,052
  Other non-current liabilities                        17,344         12,098
                                                   -----------     ----------
    Total liabilities                                 156,421        150,900

    Net stockholders' equity                          257,385        140,586
                                                   -----------     ----------
    Total liabilities and stockholders' equity      $ 413,806      $ 291,486
                                                   ===========     ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as increased sales to the semiconductor and electronics industry and the possibility to react fast on future market demands is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.